ARTICLES OF AMENDMENT

                      PILGRIM GLOBAL TECHNOLOGY FUND, INC.


     Pilgrim Global Technology Fund, Inc., a Maryland  corporation  (hereinafter
called  the  "Corporation"),   hereby  certifies  to  the  State  Department  of
Assessments and Taxation of Maryland that:

     FIRST: The Corporation is authorized to issue one billion (1,000,000,000) shares of Common Stock, one tenth of one cent ($0.001) par value per share, with an aggregate par value of one million dollars ($1,000,000) which have been previously classified as follows: five hundred million (500,000,000) shares are designated "Pilgrim Global Technology Fund" series and five hundred million (500,000,000) shares are unclassified. All of the shares of Common Stock of each series are designated as one class of shares. These Articles of Amendment do not increase the total authorized capital stock of the Corporation or the aggregate par value thereof.

     SECOND: The Board of Directors hereby redesignates the five hundred million (500,000,000) shares of Pilgrim Global Technology Fund Series Common Stock as Pilgrim Global Technology Fund Series Class A Common Stock.

     THIRD: The foregoing amendments to the charter of the Corporation were approved by a majority of the entire Board of Directors of the Corporation; the charter amendments are limited to changes expressly permitted by Section 2-605 of Title 2 of Subtitle 6 of the Maryland General Corporation Law to be made without action by the stockholders.

     The undersigned Senior Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under penalties of perjury.

     IN WITNESS WHEREOF, Pilgrim Global Technology Fund, Inc. has caused these Articles of Amendment to be signed and filed in its name and on its behalf by its Senior Vice President, and witnessed by its Assistant Secretary on _______________, 2000.


                                        Pilgrim Global technology Fund, Inc.


                                        By:
                                            ------------------------------------
                                            By: Robert S. Naka
                                                Senior Vice President
ATTEST:


----------------------------
By: Kimberly A. Anderson
    Assistant Secretary